Exhibit D(156)

INVESTMENT SUBADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC. And

T. ROWE PRICE INTERNATIONAL LTD

This INVESTMENT SUBADVISORY AGREEMENT (“Agreement”), is dated as of January 10, 2018, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland , United States of America and T. Rowe Price International Ltd (the “Subadviser”), a corporation organized and existing under the laws of the United Kingdom.

WHEREAS, the Adviser has entered into investment subadvisory agreements dated January 10, 2018, with MML Investment Advisers, LLC (the “Company”), for MassMutual Select T. Rowe Price Bond Asset Fund and MassMutual Select T. Rowe Price International Equity Fund (each a “Fund, “ collectively the “Funds”), each a series of MassMutual Select Funds (the “Trust”), (collectively, “Subadvisory Agreements”).

WHEREAS, the Subadviser is engaged in the business of, among other things, rendering investment advisory services and is registered as an investment adviser in the United States under the Investment Advisers Act of 1940, as amended (“Advisers Act”), the United Kingdom with the Financial Conduct Authority (“FCA”) and other non-U.S. regulatory agencies;

WHEREAS , the Adviser is authorized under its Subadvisory Agreements to obtain such information , advice or assistance as the Adviser may deem necessary , appropriate or convenient for the discharge of its obligations under such agreement ; and

WHEREAS , the Adviser desires to retain the Subadviser to act as Subadviser to furnish certain investment advisory services to the Adviser and the Funds and the Subadviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment. Adviser hereby appoints the Subadviser as its investment Subadviser with respect to the Funds for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of the Subadviser.

A. Investment Subadvisory Services. Subject to the supervision of the Trust’s Board of Directors (“Board”), the Company, and the Adviser , the Subadviser shall act as the investment subadviser and shall supervise and direct the investments of the Funds specified by the Adviser from time to time in accordance with the Funds’ investment objectives, policies , and restrictions as provided in the Funds’ Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Funds or Adviser may impose by notice in writing to the Subadviser. The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Funds allocated to the Subadviser in a manner consistent with the Funds’ investment objective(s), policies, and restrictions. In furtherance of this duty, the Subadviser, on behalf of the Funds is authorized to:

(1) buy, sell, exchange, convert, lend, and otherwise trade any stocks, bonds, and other securities or assets;

(2) place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select;

(3) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Fund assets may be invested provided such materials have been forwarded to the Subadviser in a timely fashion by the Fund’s custodian;

(4) maintain all or part of a Fund’s uninvested assets in short-term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Subadviser, including, but not limited to, investments in T. Rowe Price money market funds available for use only by clients of the Adviser and certain of its affiliates for short-term investments;

(5) instruct the Funds’ custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Funds, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Funds upon acquisition of the same for the Funds; and

(6) generally, perform any other act necessary to enable the Subadviser to carry out its obligations under this Agreement or as agreed upon with the Adviser.

B. Personnel, Office Space, and Facilities of Subadviser. The Subadviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Subadviser requires in the performance of its investment advisory and other obligations under this Agreement.

C. Further Duties of Subadviser. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Trust’s Agreement and Declaration of Trust and By-Laws, and currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board and the Adviser, and shall comply with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), the Advisers Act, the rules thereunder, and any other applicable U.S., state or foreign laws and regulations.

3. Compensation. For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement , the Adviser may pay Subadviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Subadvisory Agreements with the Funds

4. Duties of the Adviser.

A. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Subadvisory Agreement other than those delegated to the Subadviser and shall oversee and review the Subadviser’ s performance of its duties under this Agreement.

B. Upon request from the Subadviser, the Adviser will furnish the Subadviser with copies of each of the following documents and any future amendments and supplements to such documents , if any, as soon as practicable after such documents become available:

(1) The Trust’s Agreement and Declaration of Trust, as amended from time to time;

(2) The By-Laws of the Trust as in effect on the date hereof and as amended from time to time (“By-Laws “);

(3) Certified resolutions of the Trust’s Board authorizing the appointment of the Adviser and the Subadviser and approving the form of the Subadvisory Agreement and this Agreement;

(4) The Funds’ Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1 A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(5) The Notification of Registration of the Funds under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto ;

(6) The Funds’ Prospectus (as defined above); and

(7) A certified copy of any financial statement or report prepared for the Funds by certified or independent public accountants, and copies of any financial statements or reports made by the Funds to its shareholders or to any governmental body or securities exchange .

The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5. Brokerage.

A. The Subadviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices ; provided that, on behalf of the Funds, the Subadviser may, in its discretion , agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer , viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to its other clients.

6. Ownership of Records. The Subadviser shall maintain all books and records required to be maintained by the Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees (i) that all records that it maintains for the Funds are the property of the Funds, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Funds and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Funds any records that it maintains for the Funds upon request by the Funds; provided , however, the Subadviser may retain copies of such records.

7. Reports. The Subadviser shall furnish to the Board, the Company, or the Adviser, or all, as appropriate, such information, reports, evaluations, analyses and opinions as the Subadviser and the Board, the Company, or the Adviser, as appropriate, may mutually agree upon from time to time.

8. Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Subadviser, who may also be a director, officer, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business , whether of a similar nature or a dissimilar nature.

9. Subadviser’s Use of the Services of Others. The Subadviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain , or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Subadviser or the Company or Funds, as appropriate, with such statistical and other factual information , such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Funds, as appropriate, or in the discharge of Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

10. Limitation of Liability of the Subadviser. Neither the Subadviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Company, the Funds (at the direction or request of the Subadviser) or the Subadviser in connection with the Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Company or Funds or (ii) any error of fact or mistake of law contained in any report or data provided by the Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Company or Funds or from reckless disregard by the Subadviser or any such person of the duties of the Subadviser pursuant to this Agreement.

11. Representations of Subadviser. The Subadviser represents, warrants, and agrees as follows:

A. The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law or regulation from performing the services contemplated by this Agreement ; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements , or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, a compliance program complying with the requirements of Rule 206(4)-7 under the Advisers Act, and if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics and its compliance policies and procedures, together with evidence of its adoption. The Subadviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12. Term of Agreement. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those directors of the Funds who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years from the date hereof. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Funds, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the Funds; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Funds who are not parties to this Agreement or interested persons of any such party; and (c) the Subadviser shall not have notified the Company, in writing, at least 60 days prior to such approval that it does not desire such continuation. The Subadviser shall furnish to the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Funds on at least 60 days’ prior written notice to the Subadviser. This Agreement may also be terminated by the Adviser: (i) on at least 60 days’ prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser and the Funds. This Agreement shall terminate automatically in the event of its assignment or with respect to a Fund upon termination of the applicable Subadvisory Agreement.

14. Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law.

15. Miscellaneous.

A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D. Interpretation. Nothing herein contained shall be deemed to require the Funds to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Funds.

E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first written above.

WITNESS:	T. ROWE PRICE ASSOCIATES, INC.

/s/ Steven Banks	By: /s/ Savonne Ferguson

WITNESS:	T. ROWE PRICE INTERNATIONAL LTD

/s/ Steven Banks	By: /s/ Darrell Braman